Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – April 28, 2026

Auburn National Bancorporation, Inc. Reports First Quarter Net Earnings

First Quarter 2026 vs. First Quarter 2025 Highlights:

•	Earnings per share increased 43%

•	Net interest income increased 10%

•	Net interest margin (tax-equivalent) increased 19 basis points to 3.28%

•	Controlled expenses – noninterest expense largely unchanged

•	Return on assets (annualized) improved to 0.86%, compared to 0.62% in 1Q 2025

•	Nonperforming assets decreased to 0.01% of total assets

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.2 million, or $0.63 per share, for the first quarter of 2026, compared to $1.7 million, or $0.48 per share, for the fourth quarter of 2025, and $1.5 million, or $0.44 per share, for the first quarter of 2025.

“Our first quarter results reflect strong revenue growth as net interest income and mortgage lending income both improved,” said David A. Hedges, President and CEO. “Although net charge-offs increased during the quarter, primarily due to one nonperforming loan that was fully charged-off, our asset quality, capital, and liquidity remain strong and we’re encouraged to report first quarter annualized loan growth of 12%,” continued Mr. Hedges.

Net interest income (tax-equivalent) was $7.8 million in the first quarter of 2026 and the fourth quarter of 2025, compared to $7.1 million in the first quarter of 2025. This increase was due to growth in average interest earning assets and improvements in our net interest margin.

Net interest margin (tax-equivalent) was 3.28% in the first quarter of 2026, compared to 3.24% in the fourth quarter of 2025 and 3.09% in the first quarter of 2025. The increase in net interest margin was primarily due to higher yields on earning assets, a decrease in our cost of interest-bearing deposits, and a more favorable asset mix. Average loans were approximately $577.5 million in the first quarter of 2026, compared to $559.0 million in the fourth quarter of 2025, and $566.1 million in the first quarter of 2025.

Nonperforming assets were $0.1 million, or 0.01% of total assets, at March 31, 2026, compared to $0.5 million, or 0.05% of total assets at both December 31, 2025 and March 31, 2025. The decrease from December 31, 2025 was primarily due to one individually evaluated nonperforming loan that was fully charged-off.

Net charge-offs were $402 thousand, or 0.28% of average loans on an annualized basis for the first quarter of 2026, compared to net charge-offs of $304 thousand, or 0.22% of average loans on an annualized basis for the fourth quarter of 2025, and net charge-offs of $64 thousand, or 0.05% of average loans on an annualized basis for the first quarter of 2025. Net charge-offs in the first quarter of 2026 and fourth quarter of 2025 were primarily related to the nonperforming loan referenced above.

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Reports First Quarter Net Earnings/page 2

At March 31, 2026, the Company’s allowance for credit losses was $6.8 million or 1.16% of total loans, compared to $7.2 million, or 1.27% of total loans at December 31, 2025, and $6.8 million, or 1.20% of total loans at March 31, 2025. The decrease was primarily due to refinements in the Company’s calculation of current expected credit losses (“CECL”). During the first quarter of 2026, the Company established a new loan segment within its CECL calculation for municipal loans, which reduced the allowance for credit losses due to lower expected credit costs associated with these loans. Prior to this change, municipal loans were included in the commercial and industrial loan segment for CECL.

The Company recorded a negative provision for credit losses of $(76) thousand in the first quarter of 2026, compared to a provision for credit losses of $783 thousand in the fourth quarter of 2025 and a negative provision of $(10) thousand in the first quarter of 2025. The provision for credit losses is affected by changes in overall balance and composition of our loan portfolio and unfunded commitments, our internal assessment of the credit quality of the loan portfolio, our expectations about future economic conditions, and net charge-offs. The provision for credit losses in the fourth quarter of 2025 was primarily due to two commercial real estate loans that were individually evaluated. A specific reserve was established for one loan and the other nonperforming loan was partially charged-off.

Noninterest income was $0.9 million for the first quarter of 2026, compared to $0.8 million for the fourth quarter of 2025 and $0.7 million for the first quarter of 2025. The increase was primarily due to mortgage lending income.

Noninterest expense was $5.9 million for the first quarter of 2026, compared to $5.6 million for the fourth quarter of 2025 and $5.9 million for the first quarter of 2025. The increase compared to the fourth quarter of 2025 was primarily related to salaries and benefits, net occupancy and equipment, and professional fees expense. Compared to the first quarter of 2025, noninterest expense was largely unchanged as a decrease in net occupancy and equipment expense was largely offset by an increase in professional fees expense.

The provision for income tax expense was $0.6 million for the first quarter of 2026, compared to $0.5 million for the fourth quarter of 2025 and $0.4 million for the first quarter of 2025.

The effective tax rate for the first quarter of 2026 was 21.53%, compared to 21.50% for the fourth quarter of 2025 and 20.40% for the first quarter of 2025. The Company’s effective income tax rate is principally affected by tax-exempt earnings from the Company’s investments in municipal securities and loans, bank-owned life insurance, and New Markets Tax Credits.

At March 31, 2026, the Company’s stockholders’ equity was $93.1 million, or $26.62 per share, compared to $92.1 million, or $26.35 per share, at December 31, 2025 and $83.1 million, or $23.79 per share, at March 31, 2025. The Company’s equity-to-assets ratio was 9.06% at March 31, 2026, compared to 9.04% at December 31, 2025 and 8.34% at March 31, 2025. All of the Company’s marketable securities are classified as available-for-sale. Therefore, any changes in the fair value of the Company’s securities portfolio are reflected in total equity, net of tax, under generally accepted accounting principles, but do not affect our capital for regulatory purposes.

The Company paid cash dividends of $0.27 per share in the first quarter of 2026. At March 31, 2026, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates seven full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

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Reports First Quarter Net Earnings/page 3

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements with respect to our objectives, expectations, anticipations, estimates and intentions and all statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “designed,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “seek” and other similar words and expressions of the future. Forward looking statements, include, without limitation, statements about future financial and operating results, costs and revenues, government policies and changes in policies, including Federal Reserve monetary and regulatory actions. Forward looking statements also include statements about economic conditions generally in our markets and which may affect us, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of deposits and wholesale liabilities, net interest income and margin, yields on earning assets, the market values and performance of securities held, effects of inflation and employment, including Federal Reserve monetary policies.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements and/or financial condition of the Company or the Bank to be materially different from future results, performance, achievements or financial condition expressed or implied by such forward-looking statements. Forward looking statements may not be realized due to numerous factors, including, without limitation, changes in employment levels, actual and expected changes in interest rates and interest rate expectations (generally and those applicable to our assets and liabilities) and the shape of the yield curve, and related changes in our asset values, especially investment securities, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including possible adjustments to the fair values of securities available for sale, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those described in the “Cautionary Note Regarding Forward-Looking Statements” and the risks and uncertainties described under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2025 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure. Tax-equivalent net interest income is used in the calculation of our net interest margin and efficiency ratio. In the first quarter of 2026, we changed the presentation of net interest income on a tax-equivalent basis to account for tax-exempt interest income on municipal loans. Also, we reclassified average net unrealized gains (losses) on available-for-sale securities to average other assets so that average total securities are presented on an amortized cost basis in our calculation of net interest margin. Prior period amounts, including the presentation and calculation of our net interest margin and efficiency ratio, have been revised herein to conform with the current period presentation. These changes had no effect on the presentation of GAAP net interest income in current or prior periods.

Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

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Reports First Quarter Net Earnings/ page 4

Financial Highlights (unaudited)	Quarter ended

March 31,	December 31,	March 31,
(Dollars in thousands, except per share amounts)	2026	2025	2025

Results of Operations
Net interest income (a)	$7,832	7,780	7,112
Less: tax-equivalent adjustment	99	67	67

Net interest income (GAAP)	7,733	7,713	7,045
Noninterest income	893	754	747

Total revenue	8,626	8,467	7,792
Provision for credit losses	(76)	783	(10)
Noninterest expense	5,901	5,563	5,880
Income tax expense	603	456	392

Net earnings	$2,198	1,665	1,530

Per share data:
Basic and diluted net earnings	$0.63	0.48	0.44
Cash dividends declared	$0.27	0.27	0.27
Weighted average shares outstanding - basic	3,494,229	3,493,699	3,493,699
Weighted average shares outstanding - diluted	3,496,518	3,496,729	3,493,699
Shares outstanding, at period end	3,495,866	3,493,699	3,493,699
Stockholders’ equity (book value)	$26.62	26.35	23.79
Common stock price:
High	$26.50	27.98	23.37
Low	21.01	24.00	20.36
Period-end	23.87	26.95	21.59
To earnings ratio (c)	10.52	x	12.96	11.42
To book value	90%	102	91
Performance ratios:
Return on average equity (annualized)	9.65%	7.40	7.83
Return on average assets (annualized)	0.86%	0.66	0.62
Dividend payout ratio	42.86%	56.25	61.36
Other financial data:
Net interest margin (a)	3.28%	3.24	3.09
Effective income tax rate	21.53%	21.50	20.40
Efficiency ratio (b)	67.63%	65.19	74.82
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$102	482	520

Total nonperforming assets	$102	482	520

Net charge-offs	$402	304	64

Allowance for credit losses as a % of:
Loans	1.16%	1.27	1.20
Nonperforming loans	6,643%	1,489	1,298
Nonperforming assets as a % of:
Loans and other real estate owned	0.02%	0.09	0.09
Total assets	0.01%	0.05	0.05
Nonperforming loans as a % of total loans	0.02%	0.09	0.09
Annualized net charge-offs as a % of average loans	0.28%	0.22	0.05

	$		$		$
Selected average balances:
Loans, net of unearned income		$577,489		559,009		566,082
Total assets		1,026,163		1,009,953		987,272
Total deposits		930,474		917,178		906,805
Total stockholders’ equity		91,088		90,000		78,158
Selected period end balances:
Loans, net of unearned income		$582,040		565,354		560,650
Allowance for credit losses		6,776		7,176		6,750
Total assets		1,026,946		1,018,797		996,786
Total deposits		931,109		922,926		910,503
Total stockholders’ equity		93,061		92,053		83,115

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

(c)	Calculated by dividing period end share price by earnings per share for the previous four quarters.

Reports First Quarter Net Earnings/page 5

Average Balances and Net Interest Income Analysis (1)

	Quarter ended

	March 31, 2026			December 31, 2025			March 31, 2025

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate

Interest-earning assets:

Loans and loans held for sale (2) (3)	$577,847	$8,014	5.62%	$559,084	$7,877	5.59%	$566,267	$7,592	5.44%

Securities (3) (4)	256,565	1,241	1.96%	262,132	1,284	1.94%	280,061	1,367	1.98%

Federal funds sold	24,352	216	3.60%	25,995	252	3.85%	26,865	291	4.39%

Interest bearing bank deposits	108,509	989	3.70%	105,589	1,038	3.90%	61,235	678	4.49%

Total interest-earning assets	967,273	$10,460	4.39%	952,800	$10,451	4.35%	934,428	$9,928	4.31%

Cash and due from banks	14,153			14,081			18,077

Other assets (5)	44,737			43,072			34,767

Total assets	$1,026,163			$1,009,953			$987,272

Interest-bearing liabilities:

Deposits:

NOW	$236,218	$779	1.34%	$216,545	$698	1.28%	$209,222	$743	1.44%

Savings and money market	257,214	473	0.75%	252,403	552	0.87%	242,701	502	0.84%

Time deposits	179,947	1,376	3.10%	180,163	1,420	3.13%	190,895	1,571	3.34%

Total interest-bearing deposits	673,379	2,628	1.58%	649,111	2,670	1.63%	642,818	2,816	1.78%

Short-term borrowings	—	—	—	1	1	NM	—	—	—

Total interest-bearing liabilities	673,379	$2,628	1.58%	649,112	$2,671	1.63%	642,818	$2,816	1.78%

Noninterest-bearing deposits	257,095			268,067			263,987

Other liabilities	4,601			2,774			2,309

Stockholders’ equity	91,088			90,000			78,158

Total liabilities and stockholders’ equity	$1,026,163			$1,009,953			$987,272

Net interest income and margin (tax-equivalent)		$7,832	3.28%		$7,780	3.24%		$7,112	3.09%

(1)

In the first quarter of 2026, we changed the presentation of net interest income on a tax-equivalent basis to account for tax-exempt interest income on municipal loans. Also, we reclassified average net unrealized gains (losses) on available-for-sale securities to average other assets so that average total securities are presented on an amortized cost basis in our calculation of net interest margin. Prior period amounts, including the presentation and calculation of our net interest margin, have been revised to conform with the current period presentation.

(2)	Loans on nonaccrual status have been included in the computation of average balances.
(3)	Reflects tax-equivalent adjustments, using the statutory federal income tax rate of 21%, in adjusting interest on tax-exempt loans and securities to a tax-equivalent basis.
(4)	Securities are included on an amortized cost basis with yield and net interest margin calculated accordingly.
(5)

Includes average net unrealized gains (losses) on securities available-for-sale of $(26.2), $(25.9), and $(33.9) million for the quarters ended March 31, 2026, December 31, 2025, and March 31, 2025, respectively.

Reports First Quarter Net Earnings/page 6

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended

	March 31,	December 31,	March 31,
(Dollars in thousands, except per share amounts)	2026	2025	2025

Net interest income, as reported (GAAP)	$7,733	7,713	7,045

Tax-equivalent adjustment	99	67	67

Net interest income (tax-equivalent)	$7,832	7,780	7,112